EXHIBIT 99.1

Delek US Holdings Reports Third Quarter 2017 Results

•Reported net income of $104.4 million and adjusted EBITDA of $195.9 million for the third quarter 2017
•Closed Alon USA transaction on July 1 creating a Permian-focused diversified downstream energy company
•Announced agreement to acquire remaining outstanding units of Alon USA Partners LP on November 8, 2017
•Captured annualized $53 million of synergies related to the Alon USA transaction in the third quarter

•	Approved alkylation unit project at Krotz Springs

•	Financial flexibility with approximately $832 million of cash at September 30, 2017

•	Refining operations benefited from wider discount between Midland WTI and Brent crude oil in the third quarter 2017

BRENTWOOD, Tenn.-- November 8, 2017 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2017. Delek US reported third quarter net income of $104.4 million, or $1.29 per diluted share, versus a net loss of $(161.7) million, or $(2.61) per basic share, for the quarter ended September 30, 2016. On an adjusted basis Delek US reported net income of $65.3 million, or $0.81 per diluted share for the quarter ended September 30, 2017, compared to a net loss of $(17.3) million, or $(0.28) per basic share on an adjusted basis in the prior year period. Adjusted earnings before interest taxes, depreciation and amortization ("adjusted EBITDA") was $195.9 million compared to adjusted EBITDA of $9.2 million in the prior year period. Reconciliations of net income (loss) reported under U.S. GAAP to adjusted net income (loss) and adjusted EBITDA are included in the financial tables attached to this release.

On a year-over-year basis, during the third quarter, improved overall results were primarily driven by the refining segment. The refining segment contribution margin was $180.1 million in the third quarter 2017, which was reduced by a $30.2 million inventory fair value adjustment at Delek US related to its acquisition of the remaining outstanding shares of Alon USA Energy, Inc. ("Alon USA") on July 1, 2017, compared to a contribution margin of $37.8 million in the prior year period. The combination of a higher crack spread environment, an increased Midland WTI to Brent crude oil discount and the contribution from the Alon USA refineries were factors in the year-over-year increase. The refining system continued to operate during late August and September as Hurricane Harvey affected the Gulf Coast region. The logistics segment contribution margin improved to $30.9 million during the quarter compared to $24.8 million in the prior year period. The retail segment contribution margin was $13.5 million, which related to the retail business acquired on July 1, 2017 and does not have comparable period results.

Strategic Initiatives
Alon USA Partners LP Transaction - On November 8, 2017, Delek US and Alon USA Partners LP (NYSE: ALDW) ("Alon Partners") announced the execution of a definitive merger agreement, under which Delek US will acquire all of the outstanding common units representing limited partner interests of Alon Partners that Delek US and its affiliates do not already own in an all-stock for common units merger transaction. Delek US and its affiliates currently own approximately 51.0 million common units of Alon Partners, or approximately 81.6 percent of the outstanding units. Under the terms of the merger agreement, the owners of the outstanding common units in Alon Partners that Delek US and its affiliates do not currently own will receive a fixed exchange ratio of 0.49 shares of Delek US common stock for each common unit of Alon Partners. Once completed, this transaction should simplify Delek US' consolidated corporate structure and enable Delek US to reduce corporate expenses for public company costs, reallocate cash flow from the Alon Partners distribution to investment in future growth, lower the cost of capital through refinancing and access the logistics assets that could provide future potential dropdown opportunities for Delek US' subsidiary, Delek Logistics Partners, LP (NYSE:DKL) ("Delek Logistics"). This transaction is expected to close in the first quarter 2018 and is subject to customary closing conditions.

Synergies Update - Through the third quarter 2017, Delek US captured approximately $53 million on an annualized basis of synergies from the Alon USA acquisition. Delek US targeted total synergies from the acquisition of Alon USA of $85.0 million to $105.0 million with a midpoint of $95.0 million. These synergies are expected to be captured during 2018, with 2019 being the first full year of benefit.

Krotz Springs Improvement Initiatives - An alkylation unit is planned to be added to the Krotz Springs refinery to improve production flexibility. The total cost is expected to be approximately $103.0 million, of which approximately $20.0 million has already been spent through September 30, 2017. This project is expected to be completed in the first quarter 2019. This unit should improve the ability to convert low value products into gasoline, enable the refinery to produce multiple summer gasoline grades and increase octane, allowing the refinery to produce premium gasoline. Because of the conversion improvement at the refinery from this project, its returns are expected to be less dependent on the crack spread environment over time. The expected annual net income from this project is approximately $18.0 to $21.0 million with an expected annual EBITDA of approximately $35.0 to $40.0 million.

In addition, initiatives are underway to reduce the cost of transportation for crude oil to the refinery and provide additional crude sourcing flexibility to allow Krotz Springs the ability to reduce its overall cost of crude. Also, commercial opportunities may exist to improve the refinery netbacks in the future through development of a wholesale presence along the Colonial Pipeline System.

California Initiative - Delek US is exploring several potential initiatives relating to the California assets acquired in the Alon USA transaction on July 1, 2017, which it considers non-core to its geographic footprint. The Long Beach and Paramount, California assets, including the Alt Air renewable fuels plant, have been presented as discontinued operations in the third quarter 2017. The Bakersfield location remains part of continuing operations at this time.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "We closed the Alon USA transaction on July 1 and had strong performance on a combined basis in the third quarter 2017. Our team moved forward with the integration and managed the hurricane situation in late August/early September well, as our refineries continued to operate near capacity during the period, as we focused on supplying our customers. We captured approximately $53 million of annualized synergies from the Alon transaction and are moving toward our annualized goal of $95 million in 2018. With a refining system crude slate that is approximately 70% Permian Basin crude and light products priced based on a Gulf Coast basis, we benefited from a wider discount between Midland WTI and Brent crude oil during the third quarter that improved margins in our refining segment."

Yemin concluded, "We are making progress to unlock sustainable value from the combined company. The Krotz Springs improvement initiatives are moving forward, as we work to lower the crude oil transportation cost and construct the alkylation unit project that should add approximately $35 to 40 million of annual EBITDA. We had a strong performance for logistics in the third quarter, and there is approximately $78 million of logistics EBITDA for future potential dropdowns. We are working toward dropping the asphalt terminals during the fourth quarter. Our corporate simplification is underway, with the agreement to purchase the remaining Alon Partners units, and the team is working to derive value from the California assets. We ended the quarter with approximately $832 million of cash and continue to evaluate opportunities to create long-term shareholder value."

Regular Quarterly Dividend
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on November 22, 2017 will receive this cash dividend payable on December 15, 2017.

Liquidity
As of September 30, 2017, Delek US had a cash balance of $831.7 million and total consolidated debt of $1,427.8 million, resulting in net debt of $596.1 million. As of September 30, 2017, Delek US' subsidiary, Delek Logistics, had $401.3 million of total debt and $5.3 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $826.4 million in cash and $1,026.5 million of debt, or a $200.1 million net debt position.

Refining Segment
Refining segment contribution margin was $180.1 million in the third quarter 2017 compared to $37.8 million in the third quarter 2016. The refining segment contribution margin in the third quarter 2017 was reduced by a $30.2 million charge for inventory fair value adjustment at Delek US related to its acquisition of Alon USA on July 1, 2017, which affected the Krotz Springs and Big Spring refineries. On a year-over-year basis, results benefited from a higher crack spread environment, wider discount between Midland WTI crude oil and Brent crude oil and the addition of the Big Spring and Krotz Springs refineries acquired in the Alon USA transaction that closed on July 1, 2017. The Gulf Coast 5-3-2 crack spread increased to $15.92 per barrel for the third quarter 2017, compared to $9.85 per barrel for the same period in 2016. During the late August/early September period when Hurricane Harvey affected the U.S. Gulf Coast and reduced industry refining utilization in that region, the Delek US refining system continued to operate near capacity.

RINs expense related to renewable fuels blending obligations increased to approximately $29.3 million in the third quarter 2017, compared to $7.9 million in the prior year period. The increase is primarily due to the addition of the Krotz Springs and Big Spring refineries in the third quarter 2017.

During the third quarter the Midland WTI crude oil differential to Brent crude oil was an average discount of $4.84 per barrel compared to $2.36 per barrel in the prior year period. The Midland WTI crude oil differential to Cushing WTI was an average discount of $0.79 per barrel in third quarter 2017 compared to an average discount of $0.31 per barrel in the third quarter 2016. Contango in the oil futures market decreased to $0.24 per barrel in the third quarter 2017, compared to contango of $0.88 per barrel in the third quarter 2016.

Logistics Segment
The logistics segment contribution margin in the third quarter 2017 increased to $30.9 million compared to $24.8 million in the third quarter 2016. The primary factors that increased contribution margin were a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline, which were partially offset by the effect of lower volume in the SALA Gathering System and higher operating expenses on a year-over-year basis.

Retail Segment
As a result of the Alon USA transaction on July 1, 2017, Delek US acquired approximately 300 stores operating primarily in west Texas and New Mexico. For the third quarter 2017, net sales for the retail segment were $213.9 million and contribution margin was $13.5 million. Merchandise sales were approximately $91.3 million with an average retail margin of 31.4% and approximately 54.4 million retail fuel gallons were sold at an average margin of $0.202 per gallon. Operating expenses for the retail segment were $25.8 million in the third quarter 2017.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was $(24.3) million in the third quarter 2017 compared to $(9.3) million in the prior year period. This segment now includes the asphalt business acquired in the Alon USA transaction on July 1, 2017. Also, effective July 1, 2017, Delek US revised the structure of its internal financial information, which resulted in a change in the composition of our reportable segments. As a result of these changes, the results of hedging activity previously reported in refining that was not specific to a refinery location is now included in our corporate, other and eliminations segment. Prior year period results include this change. The net hedging loss in the third quarter 2017 was $17.8 million compared to a net hedging loss of $3.3 million in the prior year period.

Management Appointments
Alan Moret has been appointed President of the general partner of Delek Logistics. He joined the company through the Alon USA transaction and has served as an EVP of Delek Logistics since July 1, 2017. At Alon USA, Mr. Moret served as Interim CEO of Alon USA and Alon Partners from January 2017 until July 1, 2017. Prior to these appointments, Mr. Moret served as Senior Vice President of Supply, Trading and Logistics at Alon since 2008 and, prior to that, as Senior Vice President of Alon USA’s Asphalt Division where he directed the company’s asphalt operations and marketing. Mr. Moret joined Alon USA in August 2006 in connection with Alon USA’s acquisition of Paramount Petroleum Corporation, where he served as President from November 2001 to August 2006. Mr. Moret has more than 40 years of experience with refining, crude oil and refined product trading and marketing, petroleum logistics and asphalt businesses.

Third Quarter 2017 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2017 results on Thursday, November 9, 2017 at 9:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through February 9, 2018 by dialing (855) 859-2056, passcode 99812499. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter earnings conference call that will be held on Thursday, November 9, 2017 at 8:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. Delek US Holdings, through its subsidiaries, owns 100 percent of the general partner and 81.6 percent of the limited partner interest in Alon USA Partners, LP (NYSE: ALDW), which owns the crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates also own approximately 64 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding the integration of the combined companies following the Alon USA transaction, including synergies relating thereto; the potential merger with Alon Partners and impacts thereof; improvements and projects at Krotz Springs, including the costs, timing and benefits thereof; our ability to execute California initiatives successfully, or at all; asphalt transactions; crude oil slates; crude oil and product costs, netbacks and margins; logistics throughput and performance; dropdowns; cash and liquidity; transitions; opportunities; anticipated performance and financial position; continued safe and reliable operations; and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks described under the caption “Risks Related to the Business of the Combined Company Following the Mergers” in the Form S-4 (Registration Statement No. 333-216298) filed by Delek Holdco, Inc. (now named Delek US Holdings, Inc.) which was declared effective by the SEC on May 26, 2017.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

No Offer or Solicitation
This communication relates to a proposed business combination between Delek US and Alon Partners. This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions, or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed acquisition transaction, a registration statement on Form S-4 will be filed with the SEC that will include a consent statement of Alon Partners. Delek US also plans to file other relevant materials with the SEC. UNITHOLDERS OF ALON PARTNERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC,

INCLUDING THE CONSENT STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final consent solicitation /prospectus will be mailed to unitholders of Alon Partners. Investors and security holders will be able to obtain the documents, and any other documents that Delek US has filed with the SEC, free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Delek US will be available free of charge by (1) accessing Delek US’ website at www.delekus.com under the "Investor Relations" link and then under the heading "SEC Filings"; (2) writing Delek US at 7102 Commerce Way, Brentwood, TN 37027, Attention: Investor Relations; or (3) writing Alon Partners at 7102 Commerce Way, Brentwood, TN 37027, Attention: Investor Relations.

Participants in the Solicitation
Delek US, Alon Partners and their respective directors and executive officers may be deemed to be participants in the solicitation of consents in favor of the acquisition from the unitholders of Alon Partners. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the consent statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss), adjusted net income (loss) per share, earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss, adjusted net income or loss per share EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	September 30, 2017	December 31, 2016
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$831.7	$689.2
Accounts receivable, net	495.5	265.9
Accounts receivable from related party	0.3	0.1
Inventories, net of inventory valuation reserves	693.5	392.4
Assets of discontinued operations held for sale	167.2	—
Other current assets	82.4	49.3
Total current assets	2,270.6	1,396.9
Property, plant and equipment:
Property, plant and equipment	2,732.9	1,587.6
Less: accumulated depreciation	(585.2)	(484.3)
Property, plant and equipment, net	2,147.7	1,103.3
Goodwill	796.9	12.2
Other intangibles, net	91.7	26.7
Equity method investments	141.4	360.0
Other non-current assets	120.8	80.7
Total assets	$5,569.1	$2,979.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$803.7	$494.6
Accounts payable to related parties	—	1.8
Current portion of long-term debt	351.0	84.4
Obligation under Supply and Offtake Agreement	386.7	124.6
Liabilities of discontinued operations held for sale	103.1	—
Accrued expenses and other current liabilities	439.7	229.8
Total current liabilities	2,084.2	935.2
Non-current liabilities:
Long-term debt, net of current portion	1,076.8	748.5
Environmental liabilities, net of current portion	69.8	6.2
Asset retirement obligations	52.1	5.2
Deferred tax liabilities	464.5	76.2
Other non-current liabilities	38.1	26.0
Total non-current liabilities	1,701.3	862.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 81,450,340 shares and 67,150,352 shares issued at September 30, 2017 and December 31, 2016, respectively	0.8	0.7
Additional paid-in capital	905.9	650.5
Accumulated other comprehensive income (loss)	5.1	(20.8)
Treasury stock, 5,195,791 shares, at cost, as of December 31, 2016	—	(160.8)
Retained earnings	568.6	522.3
Non-controlling interest in subsidiaries	303.2	190.6
Total stockholders’ equity	1,783.6	1,182.5
Total liabilities and stockholders’ equity	$5,569.1	$2,979.8

Delek US Holdings, Inc.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
	(In millions, except share and per share data)
Net sales	$2,341.5	$1,079.9	$4,754.3	$3,113.3
Operating costs and expenses:
Cost of goods sold	1,988.1	965.6	4,181.6	2,806.7
Operating expenses	153.2	61.0	276.5	187.8
Insurance proceeds — business interruption	—	—	—	(42.4)
General and administrative expenses	61.8	24.9	115.8	77.5
Depreciation and amortization	46.9	29.0	105.4	86.6
Other operating expense, net	0.7	2.2	1.0	2.2
Total operating costs and expenses	2,250.7	1,082.7	4,680.3	3,118.4
Operating income (loss)	90.8	(2.8)	74.0	(5.1)
Interest expense	34.1	13.9	62.5	40.7
Interest income	(0.9)	(0.2)	(2.7)	(0.9)

(Income) loss from equity method investments	(5.1)	5.1	(9.7)	33.7
Loss on impairment of equity method investment	—	245.3	—	245.3
Gain on remeasurement of equity method investment	(190.1)	—	(190.1)	—
Other expense, net	0.8	0.1	0.9	0.6
Total non-operating (income) expenses, net	(161.2)	264.2	(139.1)	319.4
Income (loss) from continuing operations before income tax expense (benefit)	252.0	(267.0)	213.1	(324.5)
Income tax expense (benefit)	133.5	(103.3)	111.5	(136.8)
Income (loss) from continuing operations	118.5	(163.7)	101.6	(187.7)
Discontinued operations:
(Loss) income from discontinued operations	(6.4)	9.2	(6.4)	8.1
Income tax (benefit) expense	(2.3)	3.2	(2.3)	2.6
(Loss) income from discontinued operations, net of tax	(4.1)	6.0	(4.1)	5.5
Net income (loss)	114.4	(157.7)	97.5	(182.2)
Net income attributed to non-controlling interest	10.0	4.0	19.8	15.7
Net income (loss) attributable to Delek	$104.4	$(161.7)	$77.7	$(197.9)

Basic income (loss) per share:
Income (loss) from continuing operations	$1.35	$(2.71)	$1.20	$(3.28)
(Loss) income from discontinued operations	$(0.05)	$0.10	$(0.06)	$0.09
Total basic income (loss) per share	$1.30	$(2.61)	$1.14	$(3.19)

Diluted income (loss) per share:
Income (loss) from continuing operations	$1.34	$(2.71)	$1.19	$(3.28)
(Loss) income from discontinued operations	$(0.05)	$0.10	$(0.06)	$0.09
Total diluted income (loss) per share	$1.29	$(2.61)	$1.13	$(3.19)
Weighted average common shares outstanding:
Basic	80,581,762	61,834,968	68,272,918	61,931,040
Diluted	81,245,405	61,834,968	68,975,974	61,931,040
Dividends declared per common share outstanding	$0.15	$0.15	$0.45	$0.45

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2017	2016
Cash Flow Data	(Unaudited)
Operating activities	$83.3	$121.5
Investing activities	95.3	(97.6)
Financing activities	(29.8)	4.2
Net increase	$148.8	$28.1

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,005.5	$90.6	$213.9	$(59.1)	$2,250.9
Intercompany fees and sales	108.3	40.1	—	(57.8)	90.6
Operating costs and expenses:
Cost of goods sold	1,823.2	89.1	174.6	(98.8)	1,988.1
Operating expenses	110.5	10.7	25.8	6.2	153.2
Segment contribution margin	$180.1	$30.9	$13.5	$(24.3)	200.2
General and administrative expenses					61.8
Depreciation and amortization					46.9
Other operating expense, net					0.7
Operating income					$90.8
Total assets	$4,269.0	$422.9	$371.8	$505.4	$5,569.1
Capital spending (excluding business combinations (3)	$47.6	$3.8	$10.6	$6.5	$68.5

	Three Months Ended September 30, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$935.1	$71.2	$—	$—	$1,006.3
Intercompany fees and sales (1)	78.1	36.3	—	(40.8)	73.6
Operating costs and expenses:
Cost of goods sold	923.7	73.5	—	(31.6)	965.6
Operating expenses	51.7	9.2	—	0.1	61.0
Segment contribution margin	$37.8	$24.8	$—	$(9.3)	53.3
General and administrative expenses					24.9
Depreciation and amortization					29.0
Other operating expense, net					2.2
Operating loss					$(2.8)
Total assets (2)	$1,854.3	$393.2	$—	$772.0	$3,019.5
Capital spending (excluding business combinations) (3)	$7.5	$3.2	$—	$0.1	$10.8

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$4,240.9	$270.5	$213.9	$(61.6)	$4,663.7
Intercompany fees and sales	125.4	116.4	—	(151.2)	90.6
Operating costs and expenses:
Cost of goods sold	3,888.5	266.7	174.6	(148.2)	4,181.6
Operating expenses	212.9	31.0	25.8	6.8	276.5
Segment contribution margin	$264.9	$89.2	$13.5	$(71.4)	$296.2
General and administrative expenses					115.8
Depreciation and amortization					105.4
Other operating income					1.0
Operating income					$74.0

Capital spending (excluding business combinations)	$69.6	$8.7	$10.6	$9.8	$98.7

	Nine Months Ended September 30, 2016
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,651.6	$214.4	$—	$0.5	$2,866.5
Intercompany fees and sales (1)	266.6	109.0	—	(128.8)	246.8
Operating costs and expenses:
Cost of goods sold	2,675.1	213.4	—	(81.8)	2,806.7
Operating expenses	159.6	28.4	—	(0.2)	187.8
Insurance proceeds - business interruption	(42.4)	—	—	—	(42.4)
Segment contribution margin	$125.9	$81.6	$—	$(46.3)	$161.2
General and administrative expenses					77.5
Depreciation and amortization					86.6
Other operating expense, net					2.2
Operating loss					$(5.1)
Capital spending (excluding business combinations) (3)	$14.4	$5.1	$—	$4.7	$24.2

(1)
Intercompany fees and sales for the refining segment include revenues from the Retail Entities of $73.6 million and $246.8 million during the three and nine months ended September 30, 2016 respectively, the operations of which are reported in discontinued operations.

(2)	Assets held for sale of $167.2 million and $471.5 million are included in the corporate, other and eliminations segment as of September 30, 2017 and September 30, 2016, respectively.

(3)
Capital spending excludes capital spending associated with the California Discontinued Entities of $0.4 million and the asset acquisition of pipeline assets totaling $12.1 million for the three and nine months ended September 30, 2017. Capital spending excludes capital spending associated with the Retail Entities of $6.0 million and $12.2 million during the three and nine months ended September 30, 2016, respectively.

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	274
Total sales volume (average barrels per day)(1)	77,719	72,456	73,865	73,055
Products manufactured (average barrels per day):
Gasoline	42,448	38,909	39,313	38,192
Diesel/Jet	30,192	27,215	28,474	27,836
Petrochemicals, LPG, NGLs	2,052	3,195	2,422	2,760
Other	1,797	1,483	1,668	1,561
Total production	76,489	70,802	71,877	70,349
Throughput (average barrels per day):
Crude Oil	71,898	68,954	67,157	67,462
Other feedstocks	6,750	2,945	6,108	3,723
Total throughput	78,648	71,899	73,265	71,185
Per barrel of sales:
Tyler refining margin	$13.63	$8.10	$8.07	$7.56
Direct operating expenses	$3.39	$3.56	$3.62	$3.69
Crude Slate: (% based on amount received in period)
WTI crude oil	83%	82%	81%	82%
East Texas crude oil	17%	18%	18%	18%

El Dorado, AR Refinery
Days in period	92	92	273	274
Total sales volume (average barrels per day)(2)	84,610	76,893	81,679	78,863
Products manufactured (average barrels per day):
Gasoline	37,267	39,120	37,853	40,545
Diesel	28,610	27,367	27,373	27,046
Petrochemicals, LPG, NGLs	1,776	1,325	1,728	957
Asphalt	6,741	5,836	6,671	4,744
Other	1,255	1,298	1,087	1,039
Total production	75,649	74,946	74,712	74,331
Throughput (average barrels per day):
Crude Oil	74,733	72,578	74,098	72,652
Other feedstocks	2,734	3,639	1,908	3,261
Total throughput	77,467	76,217	76,006	75,913
Per barrel of sales:
El Dorado refining margin	$7.48	$4.26	$7.94	$3.77
Direct operating expenses	$3.68	$3.73	$3.58	$3.75
Crude Slate: (% based on amount received in period)
WTI crude oil	62%	64%	63%	67%
Local Arkansas crude oil	11%	21%	11%	21%
Other	27%	15%	26%	12%

Refining Segment	Three Months Ended September 30,
2017
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)
Days in period	92
Total sales volume (average barrels per day) (3)	74,357
Products manufactured (average barrels per day):
Gasoline	35,990
Diesel/Jet	27,001
Petrochemicals, LPG, NGLs	2,956
Asphalt	1,213
Other	2,196
Total production	69,356
Throughput (average barrels per day):
Crude Oil	69,117
Other feedstocks	605
Total throughput	69,722
Per barrel of sales:
Big Spring refining margin	$11.71
Direct operating expenses	$3.88
Crude Slate: (% based on amount received in period)
WTI crude oil	75%
WTS crude oil	25%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period	92
Total sales volume (average barrels per day)	71,129
Products manufactured (average barrels per day):
Gasoline	32,383
Diesel/Jet	21,792
Heavy Oils	6,202
Other	7,743
Total production	68,120
Throughput (average barrels per day):
Crude Oil	68,998
Other feedstocks	(706)
Total throughput	68,292
Per barrel of sales:
Krotz Springs refining margin	$8.18
Direct operating expenses	$4.08
Crude Slate: (% based on amount received in period)
WTI Crude	46%
Gulf Coast Sweet Crude	54%

Pricing statistics (average for the period presented):	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

WTI — Cushing crude oil (per barrel)	$48.16	$44.88	$49.31	$41.40
WTI — Midland crude oil (per barrel)	$47.37	$45.17	$48.78	$41.21
WTS -- Midland crude oil (per barrel) (4)	$47.19	$43.41	$48.16	$40.57
LLS crude oil (per barrel) (4)	$51.62	$46.52	$51.72	$43.19
Brent crude oil (per barrel)	$52.21	$46.93	$52.49	$43.21

US Gulf Coast 5-3-2 crack spread (per barrel) (4)	$15.92	$9.85	$12.46	$9.15
US Gulf Coast 3-2-1 crack spread (per barrel) (4)	$20.16	$13.16	$16.20	$12.25
US Gulf Coast 2-1-1 crack spread (per barrel) (4)	$13.63	$9.21	$11.30	$8.28

US Gulf Coast Unleaded Gasoline (per gallon)	$1.58	$1.35	$1.52	$1.26
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.62	$1.37	$1.55	$1.25
US Gulf Coast high sulfur diesel (per gallon)	$1.44	$1.23	$1.40	$1.12
Natural gas (per MMBTU)	$2.95	$2.79	$3.05	$2.35

(1)
Total sales volume includes 869 and 851 bpd sold to the logistics segment during the three and nine months ended September 30, 2017, respectively, and 114 and 686 bpd during the three and nine months ended September 30, 2016, respectively. Total sales volume also includes sales of 350 and 121 bpd of intermediate and finished products to the El Dorado refinery during the three and nine months ended September 30, 2017, respectively, and 885 and 659 bpd during the three and nine months ended September 30, 2016, respectively. Total sales volume also includes 49 bpd of produced finished product sold to the Alon Partnership during the three months ended September 30, 2017. Total sales volume excludes 3,038 and 4,536 bpd of wholesale activity during the three and nine months ended September 30, 2017, respectively, and 1,778 and 843 during the three and nine months ended September 30, 2016, respectively.

(2)
Total sales volume includes 460 and 674 bpd of produced finished product sold to the Tyler refinery during the three and nine months ended September 30, 2017, respectively, and includes 996 bpd of produced finished product sold to Alon Asphalt Company during the three months ended September 30, 2017. There were no produced finished products sold to the Tyler refinery during the three and nine months ended September 30, 2016. Total sales volume excludes 23,921 and 19,236 bpd of wholesale activity during the three and nine months ended September 30, 2017, respectively, and 19,671 and 21,606 bpd during the three and nine months ended September 30, 2016, respectively.

(3)	Total sales volume includes 14,071 bpd sold to the retail segment during the three months ended September 30, 2017.

(4)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For the Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek US Alon merger.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (5)
$ in millions, except per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Tyler (6)
Reported refining margin, $ per barrel	$13.63	$8.10	$8.07	$7.56
Adjustments:
Net inventory valuation (benefit) loss	(1.77)	(1.18)	0.02	(1.30)
Other inventory (benefit) loss	(0.51)	0.66	0.11	0.24

Adjusted refining margin $/bbl	$11.35	$7.58	$8.20	$6.50

El Dorado (7)
Reported refining margin, $ per barrel	$7.48	$4.26	$7.94	$3.77
Adjustments:
Net inventory valuation loss	0.11	—	0.04	—
Other inventory loss (benefit)	1.69	0.06	0.23	0.78
RIN waiver	—	—	(2.13)	—

Adjusted refining margin $/bbl	$9.28	$4.32	$6.08	$4.55

Big Spring (acquired July 1, 2017) (8)
Reported refining margin, $ per barrel	$11.71		$11.71
Adjustments:
Net inventory valuation loss (benefit)	—		—
Inventory fair value adjustment	3.22		3.22
Other inventory loss benefit	(0.29)		(0.29)

Adjusted refining margin $/bbl	$14.64		$14.64

Krotz Springs (acquired July1, 2017) (9)
Reported refining margin, $ per barrel	$8.18		$8.18
Adjustments:
Net inventory valuation loss	—		—
Inventory fair value adjustment	1.25		1.25
Other inventory loss	0.29		0.29

Adjusted refining margin $/bbl	$9.72		$9.72

(5)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(6)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was approximately $12.7 million and $7.9 million of valuation benefit in the third quarter 2017 and 2016, respectively. There was approximately $(0.4) million valuation loss and $26.0 million of valuation benefit in the nine months ended September 30, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.
Other inventory - A benefit of $3.6 million and a loss of $(4.4) million was recognized in the third quarter 2017 and 2016, respectively. A loss of $(2.2) million and $(4.9) million was recognized in the nine months ended September 30, 2017 and 2016, respectively. These amounts consist of the inventory valuation effect versus market prices in the respective periods.

(7)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There were $(0.8) million and $0.0 million of valuation losses in the third quarter 2017 and 2016, respectively. There were approximately $(0.8) million and $0.0 million of valuation losses in the nine months ended September 30, 2017 and 2016, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.
Other inventory - A loss of $(13.2) million and $(0.4) million loss was recognized in the third quarter 2017 and 2016, respectively. A loss of $(5.2) million and $(16.8) million was recognized in the nine months ended September 30, 2017 and 2016, respectively. These amounts consist of the inventory valuation effect versus market prices in the respective periods.
RIN waiver - In March 2017, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. This waiver equated to a benefit of approximately $47.5 million recognized in the first quarter 2017.

(8)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was no valuation benefit (loss) in the third quarter 2017.
Other inventory - A gain of $2.0 million was recognized in the third quarter 2017. This amount consists of the inventory valuation effect versus market prices and reflect the period following the acquisition on July 1, 2017 by Delek US.
Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017 there was a $22.0 million inventory adjustment in the third quarter 2017 that reduced margin.

(9)	Krotz Springs adjusted refining margins exclude the following items.
Net inventory valuation benefit (loss) - There was no valuation benefit (loss) in the third quarter 2017.
Other inventory - A loss of $(1.9) million was recognized in the third quarter 2017. This amount consists of the inventory valuation effect versus market prices and reflect the period following the acquisition on July 1, 2017 by Delek US.
Inventory Fair Value Adjustment -- As a result of the acquisition of Alon on July 1, 2017 there was an $8.2 million inventory adjustment in the third quarter 2017 that reduced margin.

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	60,247	55,217	59,653	55,951
Refined products pipelines to Enterprise Systems	51,623	47,974	50,933	51,794
SALA Gathering System	15,997	17,237	16,160	18,172
East Texas Crude Logistics System	15,260	17,026	15,006	13,108
El Dorado Rail Offloading Rack	—	—	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (10)	74,357	67,812	71,917	68,137
West Texas marketing throughputs (average bpd)	12,929	12,162	13,647	13,039
West Texas marketing margin per barrel	$4.00	$1.16	$3.62	$1.24
Terminalling throughputs (average bpd) (11)	127,229	120,099	123,780	121,791

(10)	Excludes jet fuel and petroleum coke

(11)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Retail Segment	Three Months Ended September 30,
(Operations were acquired on July 1, 2017)	2017
(Unaudited)
Number of stores (end of period) (12)	302
Average number of stores	302
Retail fuel sales (thousands of gallons)	54,365
Average retail gallons per average number of stores (in thousands)	186
Retail fuel margin ($ per gallon)	$0.202
Merchandise sales (in thousands)	$91,289
Merchandise sales per average number of stores (in thousands)	$302
Merchandise margin %	31.4%

(12)	At September 30, 2017 there were 302 retail convenience stores of which 293 sold fuel.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$104.4	$(161.7)	$77.7	$(197.9)

Adjustments (13)
Net inventory valuation (gain) loss	(11.6)	(7.8)	1.9	(26.0)
Tax effect of inventory valuation	4.1	2.8	(0.7)	9.1
Net after tax inventory valuation (gain) loss	(7.4)	(5.1)	1.2	(16.8)

Asset write offs	0.7	2.3	0.7	2.3
Tax effect of asset write offs	(0.2)	(0.9)	(0.2)	(0.9)
Net after tax asset write offs	0.4	1.4	0.4	1.4

Business interruption proceeds	—	—	—	(42.4)
Tax effect of business interruption proceeds	—	—	—	14.9
Net after tax business interruption proceeds	—	—	—	(27.5)

Unrealized hedging loss (gain)	10.9	(2.9)	11.0	21.7
Tax effect of unrealized hedging	(4.0)	1.0	(3.8)	(7.6)
Net after tax unrealized hedging loss (gain)	6.9	(1.9)	7.1	14.1

Loss on impairment of equity method investment in Alon	—	245.1	—	245.1
Tax effect of loss on equity method investment in Alon	—	(89.1)	—	(89.1)
Net after tax loss on impairment of equity method investment in Alon	—	156.0	—	156.0

Inventory fair value adjustment	29.1	—	29.1	—
Tax effect of inventory fair value adjustment	(10.5)	—	(10.5)	—
Net after tax inventory fair value adjustment	18.6	—	18.6	—

Transaction related expenses	18.4	—	22.4	$—
Tax effect of transaction related expenses	(6.5)	—	(7.3)	$—
Net after tax transaction related expenses	11.9	—	15.1	$—

Gain on equity method investment in Alon	(190.1)	—	(190.1)	—
Tax effect of gain on equity method investment in Alon	69.5	—	69.5	—
Net after tax gain on equity method investment in Alon	(120.6)	—	(120.6)	—

Deferred tax write-off	46.9	—	46.9	—
Tax effect of deferred tax write-off	—	—	—	—
Net after tax deferred tax write-off	46.9	—	46.9	—

Discontinued operations loss (gain)	6.4	(9.2)	6.4	(8.1)
Tax effect of discontinued operations	(2.3)	3.2	(2.3)	2.6
Net after tax discontinued operations loss (gain)	4.1	(6.0)	4.1	(5.5)

Total after tax adjustments	(39.2)	144.4	(27.2)	$121.7

Adjusted net income (loss)	$65.3	$(17.3)	$50.5	$(76.2)

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Reported net income (loss) per share attributable to Delek	$1.29	$(2.61)	$1.13	$(3.19)

Adjustments, after tax (per share) (13)
Net inventory valuation (gain) loss	(0.09)	(0.08)	0.02	(0.27)
Asset write offs	0.01	0.02	0.01	0.02
Business interruption proceeds	—	—	—	(0.44)
Unrealized hedging loss (gain)	0.09	(0.03)	0.10	0.23
Loss on impairment of equity method investment	—	2.52	—	2.52
Inventory fair value adjustment	0.23	—	0.27	—
Transaction related expenses	0.15	—	0.22	—
Gain on equity method investment in Alon	(1.48)	—	(1.75)	—
Deferred tax write-off	0.58	—	0.68	—
Discontinued operations loss (gain)	0.05	(0.10)	0.06	(0.09)

Total adjustments	(0.48)	2.33	(0.39)	1.96

Adjusted net income (loss) per share	$0.81	$(0.28)	$0.74	$(1.23)

(13)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted EBITDA	2017	2016	2017		2016
	(Unaudited)		(Unaudited)
Reported net income (loss) per share attributable to Delek	$104.4	$(161.7)	$77.7		$(197.9)

Add:
Interest expense, net	33.2	13.7	59.8		39.8
Income tax expense	133.5	(103.3)	111.5		(136.8)
Depreciation and amortization	46.9	29.0	105.4		86.6
EBITDA	318.0	(222.3)	354.4		(208.3)

Adjustments
Net inventory valuation (gain) loss	(11.6)	(7.8)	1.9		(26.0)
Asset write offs	0.7	2.3	0.7		2.3
Business interruption proceeds	—	—	—		(42.4)
Unrealized hedging loss (gain)	10.9	(2.9)	11.0		21.7
Loss on impairment of equity method investment in Alon	—	245.1	—		245.1
Inventory fair value adjustment	33.2	—	33.2	—	—
Transaction related expenses	18.4	—	22.4		—
Gain on equity method investment in Alon	(190.1)	—	(190.1)		—
Non controlling interest	10.0	4.0	19.8		15.7
Discontinued operations loss (gain)	6.4	(9.2)	6.4		(8.1)
Total adjustments	(122.1)	231.5	(94.7)		208.3

Adjusted EBITDA	$195.9	$9.2	$259.7		$—

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
Reconciliation of Forecast U.S. GAAP Net Income (Loss) to Forecast EBITDA for Alkylation Project	Forecasted Range
Forecasted Net Income	$17.8	$21.0
Add:
Interest Expense, net	—	—
Income tax expense	10.3	12.1
Depreciation and amortization	6.9	6.9
Forecasted EBITDA	$35.0	$40.0

U.S. Investor / Media Relations Contact:

Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366